Exhibit 99.1

VANGUARD NATURAL RESOURCES, LLC ELECTS TO EXERCISE GRACE PERIOD FOR PAYMENT OF INTEREST ON SENIOR NOTES

Houston – October 3, 2016 (GLOBE NEWSWIRE) – Vanguard Natural Resources, LLC (NASDAQ: VNR) (“Vanguard” or “the Company”) announced today that it has elected not to make the approximately $15 million semi-annual interest payment due on October 3, 2016 on approximately $381.8 million in aggregate principal amount of 7.785% of Senior Notes due 2020 (the “Notes”).Vanguard made the decision to take advantage of the applicable grace period under the indenture governing the Notes following discussions with Vanguard’s lenders (“First Lien Lenders”) under its first lien credit facility (the “Credit Facility”). The First Lien Lenders consented to the Company’s decision to preserve liquidity and flexibility pending the outcome of the fall borrowing base redetermination on the Credit Facility and as the Company continues to engage in constructive dialogue with new potential capital sources. In connection with this decision regarding the interest payment on the Notes, the Company and the First Lien Lenders entered into a waiver under the Credit Facility which allowed the Company to use the grace period provided under the Notes without triggering an event of default under the Credit Agreement.

Vanguard can elect to make the interest payments due under the Notes at any time during the grace period, but, if the payment is not made within 30 days of October 1, 2016, such nonpayment would become an event of default. Upon an event of default under the indenture governing the Notes, the trustee or holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal amount of the Notes plus accrued and unpaid interest to be due and payable. A failure to pay interest on the Notes following the expiration of the 30-day grace period would also result in events of default under the Credit Facility and the indenture governing 7.0% Senior Secured Second Lien Notes Due 2023 (the “Second Lien Notes”), which would entitle the trustee under the indenture governing the Second Lien Notes and the First Lien Lenders to declare all obligations thereunder to be immediately due and payable.

The Company engaged Evercore pursuant to an agreement dated August 1, 2016 as its financial advisor to assist the Board of Directors and management team with respect to identifying and negotiating with new potential capital sources and other financial matters as deemed necessary. Paul Hastings LLP continues to act as the Company’s legal advisor.

About Vanguard Natural Resources, LLC
Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. Vanguard's assets consist primarily of producing and non-producing oil and natural gas reserves located in the Green River Basin in Wyoming, the Permian Basin in West Texas and New Mexico, the Gulf Coast Basin in Texas, Louisiana, Mississippi and Alabama, the Anadarko Basin in Oklahoma and North Texas, the Piceance Basin in Colorado, the Big Horn Basin in Wyoming and Montana, the Arkoma Basin in Arkansas and Oklahoma, the Williston Basin in North Dakota and Montana, the Wind River Basin in Wyoming and the Powder River Basin in Wyoming. More information on Vanguard can be found at www.vnrllc.com.

SOURCE: Vanguard Natural Resources, LLC
INVESTOR RELATIONS CONTACT:
Vanguard Natural Resources, LLC
Lisa Godfrey, Director of Investor Relations
832-327-2234
investorrelations@vnrllc.com